

American (b. 1958)

Henry Taylor

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Influential Collaborations

Taylor has collaborated with influential pop culture icons, creating designs for a Louis Vuitton fashion line and artwork for Pulitzer Prize winner Kendrick Lamar's international 2023 concert tour.


NEWS
Kendrick Lamar Pays Tribute to Painter Henry Taylor With Stage Sets That Tell Stories for the Ages
artnews.com

Defining S

This "selfie" p
famous self-p
about it on th


NEWS
i'm yours
icaboston.org

Fundamentals

Market Growth: Henry Taylor has seen record-setting growth at auction in recent years, reaching a new top price of $2M and new record turnover of $5.7M, both in 2023 and nearly $1M in '24.

Celebrity Collectors: Taylor counts such well-known celebrities as Alicia Keys and Swizz Beats, Tyler The Creator, Rihanna, and the Obamas as collectors.

Museum Prestige: Taylor has become a steady museum presence. His retrospective "Henry Taylor: B-Side," which was exhibited at the Museum of Contemporary Art Los Angeles and the Whitney Museum, received rave reviews from critics, and he has been collected by institutions including the LACMA, the Met, the MoMA, and the Fondation Louis Vuitton, among others.

Notable Collaborations: In addition to multiple celebrity and institutional collectors, Taylor's work has been featured in numerous artistic and commercial collaborations. His designs were featured in a Louis Vuitton fashion line, and his art was featured in Pulitzer Prize winner Kendrick Lamar's international 2023 concert tour.

Popular Series: Similar artworks have sold for anywhere from $34K in 2011 to $441k in 2024, with similar works appreciating at an overall rate of 17.3% annually between 2011 and 2024.

In-Demand Segment: According to our database, despite accounting for 1.1% of art objects coming to the auction block in 2024, Black artists accounted for 4.6% of turnover, demonstrating expanding demand for this segment of the market.

Iconic Subject Matter: This painting uses a selfie as it's image-source. Different in scale and period, one of Taylor's most famous self-portraits, *i'm yours* (2015), uses a selfie he took with his sons.

The Artist

Henry Taylor (b. 1958, California) is a leading figure in contemporary Black figurative painting. Taylor worked as a psychiatric technician at Camarillo State Mental Hospital to support himself while a student through his early career. Since the late 1990s, Taylor has led a prolific career intuitively capturing portraits and scenes from contemporary and historical Black life. He has since been included in the Whitney Biennial in 2017 and the 58th Venice Biennale in 2019.

Emerging

Artist Risk Classification


Mature
Speculative
Established
Emerging

Artist Risk Profile

This artist is **Emerging** based on scoring in Masterworks internal Artist Market Rating Profiles.

Important Collectors and Museums

- **Adam Levine** — Musician
- **Alicia Keys & Swizz Beatz** — Musicians
- **Barack & Michelle Obama** — Former President and...
- **François Pinault** — Businessman
- **LACMA** — Los Angeles, CA
- **Metropolitan Museum of Art** — New York, NY
- **Rihanna** — Singer, Businesswoman
- **Tyler The Creator** — Musician, Businessman

Financials

Price Appreciation of Similar Works

17.3%



$600k
$500k
$400k
$300k
$200k
$100k
$0
2009
2012
2015
2018
2021
2024

Similar Sales

Painting	Year	Dimensions	Sale Date	Sale Price
Selfies	2019	87 × 51 in	4/14/2025	$209,000
Deana Lawson - Artist	2012	96 × 48 in	5/16/2024	$441,000
PAAK	2017	40 × 30 in	11/14/2023	$177,800
Government Cheese	2003	36 × 36 in	11/13/2023	$177,800
Gucci Cucci (2018)	2018	72 × 48 in	11/9/2023	$264,600
Dakar, Senegal #3	2019	47 × 35 in	5/16/2023	$584,200
Robert Randy Taylor, 'Best in Class'	2013	96 × 89 in	6/17/2021	$224,144
Noah was here and obviously Thelma too	2014	76 × 63 in	12/7/2020	$315,000
The Young, the Brave, Bobby Hutton R.I.P. Oakland, California (2007)	2007	90 × 67 in	5/16/2019	$225,000
Untitled (Symbol) (2007)	2007	95 × 76 in	10/6/2017	$289,724
Chocolate Lover (2006)	2006	49 × 67 in	9/26/2017	$52,500
The Young, The Brave, Bobby Hutton R.I.P. Oakland, California	2007	90 × 67 in	3/21/2017	$235,500

SHOW LESS

HENRY
TAYLOR
b. 1958, UNITED STATES



$209,000
INITIAL OFFERING

17.3%
HISTORICAL APPRECIATION OF SIMILAR WORKS[1,2]

39.3%
ANNUAL GROWTH OF RECORD PRICE[3]

Acrylic on canvas | 87 × 51 in.

Henry Taylor (b. 1958, Ventura, California) is a leading figure in contemporary Black figurative painting. Taylor developed his interest in painting in middle school, inspired by his father, a commercial painter for the U.S. naval station, and his middle school 19th and 20th century art history lessons.

The Artwork is a large-scale example of Henry Taylor's honest, impressionistic portraits featuring contemporary and historic figures. The Artwork illustrates Henry Taylor's interest in contemporary modes of image-making, in particular, the selfie. Henry Taylor historicizes this 21st-century popular form of portraiture by memorializing it in paint. The source material of the selfie is a form of self-portraiture, which gives the subject a unique level of agency over her own image within the portrait. The Artwork is not the only painting by Henry Taylor that uses a selfie as its source image. One of his most famous self-portraits, i'm yours (2015), uses a selfie he took with his sons. The Artwork is a large-scale portrait painting of a woman taking a selfie in a bathroom mirror. The perspective of the painting situates the viewer behind the sink where the mirror would be, making the work feel like a reflection. The woman has straight, black hair, pink-painted fingernails, and wears a form-fitting, short-sleeve black dress. Auction records for artworks similar in scale and style are led by Dakar, Senegal #3 (2019), which sold for $584,200 at Phillips New York on May 17, 2023, followed by Deana Lawson - Artist (2012), which sold for $441,000 at Christie's New York on May 17, 2024, and Noah was here and obviously Thelma too (2014), which sold for $315,000 at Phillips New York on December 8, 2020.

Henry Taylor is currently represented by Hauser and Wirth Gallery. Taylor has been the subject of numerous museum and gallery exhibitions. In 2022, the Museum of Contemporary Art organized the largest survey of Taylor's work to date, Henry Taylor: B Side, which traveled to the Whitney Museum of American art the following year. His works are also held in the permanent collections around the world, including the Hammer Museum in Los Angeles, the Los Angeles County Museum of Art, the Museum of Contemporary Art in Los Angeles, the Metropolitan Museum of Art in New York, the Museum of Modern Art in New York, the Studio Museum in Harlem, the Whitney Museum of American Art, the Bronx Museum of the Arts, the Carnegie Museum of Art in Pittsburg, the Fondation Louis Vuitton in Paris, the Institute of Contemporary Art in Boston, the Museum of Fine Art in Houston, and the San Francisco Museum of Modern Art, among other prestigious institutions. Taylor's institutional success and popularity amongst private collectors has led to a high demand in his growing secondary market. His auction records are led by From Congo to the Capital, and black again (2007), which sold for $2,480,000 at Sotheby's New York on May 18, 2023, followed by I'll Put a Spell on You (2004), which sold for $975,000 at Sotheby's New York on November 14, 2018, and Batman Part Alien (2018), which sold for $819,000 at Christie's New York on November 7, 2023.

HIS AUCTION RECORDS ARE LED BY FROM CONGO TO THE CAPITAL, AND BLACK AGAIN (2007), WHICH SOLD FOR $2,480,000 AT SOTHEBY'S NEW YORK ON MAY 18, 2023, FOLLOWED BY I'LL PUT A SPELL ON YOU (2004), WHICH SOLD FOR $975,000 AT SOTHEBY'S NEW YORK ON NOVEMBER 14, 2018, AND BATMAN PART ALIEN (2018), WHICH SOLD FOR $819,000 AT CHRISTIE'S NEW YORK ON NOVEMBER 7, 2023.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


584200
441000
315000
289724
235500
225000
224144
264600
177800
177800
60000
52500
34474
1/1/2012
1/1/2014
1/1/2016
1/1/2018
1/1/2020
1/1/2022
1/1/2024
Implied Historical Growth

Henry Taylor (b. 1958, Ventura, California) is a leading figure in contemporary Black figurative painting. Taylor developed his interest in painting in middle school, inspired by his father, a commercial painter for the U.S. naval station, and his middle school 19th and 20th century art history lessons. He studied journalism, anthropology, and set design at Oxnard College. He took classes with the painter James Jarvaise, who became a mentor and encouraged him to transfer to the California Institute for the Arts, where he graduated from in 1995. While at Oxnard and the California Institute for the Arts, Taylor worked as a psychiatric technician at Camarillo State Mental Hospital to support himself and often painted portraits of his patients. Since the late 1990s, Taylor has had a prolific career intuitively capturing portraits and scenes from contemporary and historical Black life. In 2010, he gained gallery representation with Blum and Boe whose influence in the Los Angeles, New York, and Tokyo art markets brought his work to an international audience. In 2012, MoMA PS1 granted Taylor a pivotal residency and mid-career survey. The artist has since also been included in the Whitney Biennial in 2017 and the 58th Venice Biennale in 2019. Taylor continues to live and work in Los Angeles, California.


MORTON





IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Henry Taylor with the following criteria: Works on canvas with single figures that measure between 30 inches by 30 inches and 100 inches by 100 inches, excluding only heads, white subjects, and works with fully developed backgrounds. The data was sourced from the Masterworks public sale database based on publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Henry Taylor have a record price compound annual growth rate ("CAGR") of 39.3% from September 12, 2007 to December 31, 2024. This calculation is based on (i) a record price of $6,500 on September 12, 2007, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $2,025,000, the most recent record price as of December 31, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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